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												Exhibit 99(f)

                                             System Energy Resources, Inc.
                                Computation of Ratios of Earnings to Fixed Charges and
                                          Ratios of Earnings to Fixed Charges

                                                                                                       September 30,
                                                   1998      1999        2000       2001        2002        2003
Fixed charges, as defined:
  Total Interest                                 $116,060   $147,982    $118,519   $138,018     $76,639    $69,954
  Interest applicable to rentals                    5,189      3,871       5,753      4,458       3,250      3,333
                                                 -----------------------------------------------------------------
Total fixed charges, as defined                  $121,249   $151,853    $124,272   $142,476     $79,889    $73,287
                                                 =================================================================
Earnings as defined:
  Net Income                                     $106,476    $82,375     $93,745   $116,355    $103,352    100,805
  Add:
    Provision for income taxes:
      Total                                        77,263     53,851      81,263     43,761      76,177     77,992
    Fixed charges as above                        121,249    151,853     124,272    142,476      79,889     73,287
                                                 -----------------------------------------------------------------
Total earnings, as defined                       $304,988   $288,079    $299,280   $302,592    $259,418   $252,084
                                                 =================================================================
Ratio of earnings to fixed charges, as defined       2.52       1.90        2.41       2.12        3.25       3.44
                                                 =================================================================
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